Exhibit 99.1

PhotoMedex Reports Record Revenues for the 2013 Fourth Quarter and Full Year

Fourth quarter revenues up 16% over prior year, consumer revenues up 16%, XTRAC treatment revenues up 80%

HORSHAM, Pa.--(BUSINESS WIRE)--March 13, 2014--PhotoMedex, Inc. (NASDAQ and TASE:PHMD) today announced financial results for the fourth quarter and full year ended December 31, 2013. Financial highlights include:

Fourth Quarter 2013 (all comparisons are with the fourth quarter of 2012):

  Revenues of $63.5 million, an increase of 16%
  Gross profit of $50.8 million, an increase of 18%
  Net income of $3.2 million, compared with net income of $5.9 million
  Earnings per diluted share of $0.16, compared with earnings per diluted share of $0.27
  Adjusted earnings per diluted share, excluding certain items of $0.28
  Consumer revenues of $53.6 million, an increase of 16%
  Global Direct-to-consumer channel revenues of $39.4 million, an increase of 31%
  Global retail and home shopping channel revenues of $13.6 million, an increase of 10%
  Global Distributor consumer channel revenues of $0.6 million, a decrease of 84%
  XTRAC® psoriasis and vitiligo treatment recurring revenues of $4.7 million, an increase of 80%
  Cash generated from operations of $13.9 million
  Repurchase of $12.0 million or 972,770 shares common stock at an average price of $12.35 per share
  Cash, cash equivalents and short-term investments as of December 31, 2013 of $59.5 million, or $3.04 per diluted share

Full Year 2013 (all comparisons are with the full year 2012):

  Revenues of $224.7 million, an increase of 2% with revenues from all channels; excluding Japan’s consumer revenue in both years, revenues increased 6%
  Gross profit of $179.6 million, an increase of 3%
  Net income of $18.4 million, compared with net income of $22.5 million
  XTRAC franchise installed base of 501 sites compared with 361 sites, an increase of 39%
  Earnings per diluted share of $0.89, compared with earnings per diluted share of $1.08
  Adjusted earnings per diluted share, excluding certain items of $1.01
  Consumer revenues excluding Japan of $177.3 million, compared with $169.1 million, represents an increase of 5%
  Optimization of tax planning and management of cash balances between intercompany international subsidiaries via a $10 million line of credit in December 2013, which was repaid after year end

As announced on February 13, 2014, PhotoMedex signed a definitive agreement to acquire all outstanding shares of LCA-Vision Inc. for $5.37 per share in cash, or approximately $106 million. Subject to certain conditions including approval by LCA-Vision shareholders, the transaction is expected to close in the second quarter of 2014. The transaction is expected to be accretive to PhotoMedex’s cash EPS in 2014, excluding transaction-related items.

Management Commentary

Dr. Dolev Rafaeli, PhotoMedex CEO, commented, “We are reporting record revenues for both the quarter and the year, and we achieved these results without any consumer sales from Japan in the second half of the year. Our North American Media Efficiency Ratio was outstanding during the fourth quarter, with MERs as high as 3.86 during certain weeks. In addition, we were successful in cross-selling Neova products to our direct-to-consumer customers, with consumer sales from this skin care product line up 21% over the third quarter of 2013. Our direct-to-consumer revenues were up 34% on a sequential quarter basis and were up 31% over the prior year. Recently, a clinical study by Emanuele, et al. published in the March 2014 edition of Journal of Drugs in Dermatology about indications for prevention of sun damage associated with skin aging and non-melanoma skin cancer reported that Neova DNA Total Repair and DNA Damage Control ACTIVE SPF 44 were shown to be the most efficient repair and protect product combination among the commercially available products compared. Also, we initiated pre-launch activities for our Kyrobak® product for the treatment of lower back pain, with initial media testing that resulted in positive indications that will be further expanded in the first quarter of 2014.”

Dr. Rafaeli continued, “We have made excellent progress in broadening awareness of XTRAC for the treatment of psoriasis and vitiligo as demonstrated by the 12% sequential increase in treatment revenues and the 80% increase year-over-year. XTRAC is a source of recurring revenues to the treating physician and to PhotoMedex once a patient has been acquired. As a recent endorsement for the efficacy of XTRAC, a clinical study published recently in the Journal of Dermatological Treatment by Dr. John Y. M. Koo, M.D. of the Department of Dermatology, Psoriasis and Skin Treatment Center, University of California, San Francisco and a member of our scientific advisory board and others shows that the XTRAC Velocity excimer laser when used in combination with a topical therapy is as effective as biologics, but without the systemic immune suppression or other potentially harmful side effects for the treatment of moderate to severe psoriasis. We are optimistic for continued rapid growth in the physician recurring revenue side of our business, and look forward to gaining revenue from XTRAC treatments and Neova product sales from the underutilized LasikPlus infrastructure and professional staff, upon completion of our acquisition of LCA-Vision.”

“International expansion is a significant component of our growth strategy for our no!no! brand,” he added. “In the fourth quarter we initiated media testing in Brazil with encouraging results. In addition, we continue to build our brand awareness in Germany and Great Britain and are confident we have the pieces in place for a very successful year ahead with each major business segment making significant contributions to our growth in 2014.”

Reported Financial Results

Revenues for the fourth quarter of 2013 were $63.5 million, an increase of 16% over revenues for the fourth quarter of 2012 of $54.8 million.

Gross profit for the fourth quarter of 2013 was $50.8 million, or 80.0% of sales, compared with gross profit of $43.0 million, or 78.5% of sales, in the prior year’s fourth quarter, an increase of 150 basis points.

Net income for the fourth quarter of 2013 was $3.2 million or $0.16 per diluted share, which included $1.2 million in stock-based compensation expense and $1.6 million in depreciation and amortization expenses. This compares with net income for the fourth quarter of 2012 of $5.9 million or $0.27 per diluted share, which included $1.4 million in stock-based compensation expense and $1.4 million in depreciation and amortization expenses.

Revenues for the year ended December 31, 2013 were $224.7 million, an increase of 2% over revenues for the year ended December 31, 2012 of $220.7 million.

Gross profit for 2013 was $179.6 million, or 80.0% of sales, compared with $174.0 million, or 78.9% of sales, for 2012, an increase of 110 basis points. Net income for 2013 was $18.4 million or $0.89 per diluted share, which included $5.0 million in stock-based compensation expense and $6.1 million in depreciation and amortization expenses. This compares with net income for 2012 of $22.5 million or $1.08 per diluted share, which included $6.2 million in stock-based compensation expense and $5.6 million in depreciation and amortization expenses.

As of December 31, 2013, the Company had cash, cash equivalents and short-term investments of $59.5 million. During the 2013 fourth quarter the Company repurchased 972,770 shares of its common stock in the open market at an average price of $12.35 per share, for a total of $12.0 million.

In December 2013 the Company entered into a $15.0 million line of credit with JP Morgan Chase to facilitate repayment of temporary advances from its non-U.S. subsidiaries to comply with certain IRS regulations. The Company took an advance of $10 million against this line at December 31, 2013. The advance was repaid in full after year end.

Non-GAAP Financial Measures

To supplement PhotoMedex’s consolidated financial statements presented in accordance with GAAP, PhotoMedex provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted income and non-GAAP adjusted income per share.

PhotoMedex’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP measures. These non-GAAP measures are provided to enhance investors' overall understanding of PhotoMedex’s current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, PhotoMedex believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

(Unaudited)

	Three Months Ended Dec. 31,		For the Year Ended Dec. 31
(ooo's) except per share amounts	2013	2012	2013	2012

Net income as reported	$3,185	$5,894	$18,377	$22,489

Adjustments:
Depreciation and amortization expense	1,609	1,435	6,119	5,611
Interest expense, net	-	(3)	10	398
Income tax expense	1,298	832	4,370	4,438

EBITDA	$6,092	$8,158	$28,876	$32,936

Stock-based compensation expense	1,190	1,380	4,985	6,197

Non-GAAP adjusted income	$7,282	$9,538	$33,861	$39,133
Fully diluted shares outstanding at December 31	19,603	21,357	19,603	21,357
Non-GAAP adjusted income per share	$0.37	$0.45	$1.73	$1.83

Excluding certain litigation expenses of $0.8 million, advertising expenses of $1.4 million for product sales not shipped until 2014, expenses associated with the relocation of corporate headquarters of $0.4 million and inventory valuation allowances of $0.6 million, earnings per diluted share were approximately $0.28 for the fourth quarter and $1.01 for the full year.

Conference Call

PhotoMedex will hold an investor conference call to discuss the Company’s 2013 fourth quarter and full year financial results and to answer questions today, March 13, 2014 beginning at 11:00 a.m. EST (5:00 p.m. Israel time).

To participate in the conference call, dial toll free 877-397-0292 or International/toll 719-325-4750 (and confirmation code # 3316100). For the convenience of our Israeli participants, a local/toll free number (1-80-925-8243) has been set up (the confirmation code remains the same # 3316100). If you are unable to participate in the live call, a digital replay will be available from Thursday, March 13, 2014 from 2:00 p.m. ET to Thursday, March 27, 2014 at 2:00 p.m. ET, by dialing toll free 888-203-1112 or International/toll 719-457-0820 (Israeli participants may dial 1-80-924-6038) and using confirmation code # 3316100.

The live webcast of the conference call will be available online by going to www.photomedex.com and clicking on the link to Investor Relations, and at www.streetevents.com. The online replay will be available shortly after the call has been completed.

A separate Form 10-K, including 2013 consolidated financial statements, will be filed with the Securities and Exchange Commission on or by March 17, 2014.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements relating to PhotoMedex’s future financial performance, strategies, potential sales and earnings growth, and some portions of the conference call, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans will also contain “forward-looking statements”, each within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there are risks and uncertainties related to successfully integrating the products and employees of the Company and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described from time-to-time under the caption “Risk Factors” and elsewhere in the Company’s SEC filings and reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company, inherently involve significant risks and uncertainties and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this conference call speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Statements follow --

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(ooo's) except per share amounts	2013	2012	2013	2012

Revenues	$63,490	$54,791	$224,664	$220,651

Cost of revenues	12,713	11,772	45,035	46,642
Gross profit	50,777	43,019	179,629	174,009

Operating expenses:
Selling and marketing	36,761	31,299	127,528	116,487
General and administrative	8,851	4,737	26,750	27,330
Research and development and engineering	914	768	3,306	2,914
	46,526	36,804	157,584	146,731
Operating income	4,251	6,215	22,045	27,278
Interest and other financing income (expense), net	232	511	702	(351)

Income before taxes expense	4,483	6,726	22,747	26,927

Income tax expense (benefit)	1,298	832	4,370	4,438

Net income[1]	$3,185	$5,894	$18,377	$22,489

Net income per share:
Basic	$0.16	$0.28	$0.90	$1.10
Diluted	$0.16	$0.27	$0.89	$1.08

Shares used in computing net income per share:
Basic	19,400	20,948	20,455	20,356
Diluted	19,603	21,357	20,657	20,764

[1] Includes: depreciation and amortization	1,609	1,435	6,119	5,611
Share-based compensation expense	1,190	1,380	4,985	6,197

	Three Months ended Dec. 31,		Year ended Dec 31,
	2013	2012	2013	2012
Consumer:
Direct	$39,392	$29,998	$130,785	$125,208
Distributors	595	3,763	15,553	24,851
Retailer and home shopping channels	13,629	12,362	41,921	38,366
sub-total	53,616	46,123	188,259	188,425

Physician Recurring
XTRAC treatments	4,696	2,612	15,489	8,441
Skin care	1,993	1,949	8,243	8,156
Other	1,169	1,255	4,816	4,687
sub-total	7,858	5,816	28,548	21,284

Professional	2,016	2,852	7,857	10,942

Total Revenues	$63,490	$54,791	$224,664	$220,651

PHOTOMEDEX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Dec. 31, 2013	Dec. 31, 2012
Assets
Cash, cash equivalents and short-term investments	$59,501	$62,348
Accounts receivable, net	27,218	19,064
Inventories	27,547	22,467
Other current assets	25,638	32,294
Property and equipment, net	10,489	6,759
Other non-current assets	70,536	68,958
Total Assets	$220,929	$211,890

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$40,047	$34,618
Other current liabilities	5,961	5,259
Bank and lease notes payable	10,920	619
Other liabilities	3,640	4,067
Stockholders' equity	160,361	167,327
Total Liabilities and Stockholders' Equity	$220,929	$211,890

PHOTOMEDEX, INC. CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months ended Dec. 31,		For the Year Ended Dec. 31,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,185	$5,894	$18,377	$22,489

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,609	1,435	6,119	5,611
Provision for doubtful accounts	2,530	1,225	5,958	4,629
Deferred income taxes	(849)	(2,800)	2,589	(2,330)
Stock-based compensation	1,190	1,380	4,985	6,197
Changes in assets and liabilities:
(Increase) decrease in:
Current assets	(6,171)	615	(18,068)	(23,032)
Current liabilities	12,372	6,285	5,310	11,501
Net cash provided by operating activities	13,866	14,034	25,270	25,065

CASH FLOWS FROM INVESTING ACTIVITIES:
Lasers placed in service	(1,046)	(1,092)	(5,476)	(3,221)
Purchases of PP&E, net	(233)	(296)	(943)	(573)
Other	4,323	(35)	3,738	(18,069)
Net cash provided by (used in) investing activities	3,044	(1,423)	(2,681)	(21,863)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options/issuance (share-purchase) of securities, net	(12,047)	(5,401)	(31,006)	27,057
Proceeds from issuance of debt	10,000	-	10,000	-
Repayments of debt	(14)	(8)	(666)	(2,465)
Net cash (used in) provided by financing activities	(2,061)	(5,409)	(21,672)	24,592
EFFECT OF EXCHANGE RATE CHANGES ON CASH	69	339	123	5

NET INCREASE IN CASH AND CASH EQUIVALENTS	14,918	7,541	1,040	27,799
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	30,470	36,807	44,348	16,549

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,388	$44,348	$45,388	$44,348

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
or
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com